POWER OF ATTORNEY

Know all by these presents that the undersigned hereby constitutes and appoints each of Wayne S. DeVeydt and Jennifer Baldock, signing singly, as his true and lawful attorneys-in-fact to:

(1)Prepare, execute and file for and on behalf of the undersigned a Form ID, including amendments thereto, and any other related documents necessary or appropriate to obtain from the Electronic Data Gathering and Retrieval System of the United States Securities and Exchange Commission (the "SEC") the codes, numbers and passphrases enabling the undersigned to make electronic filings with the SEC as required under the United States Securities Act of 1933, as amended, pursuant to Rule 506(b) of Regulation D promulgated thereunder; and

(2)Do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the execution of any such Form ID and the timely filing of such forms with the SEC:

The undersigned hereby grants to above named attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, with full power substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of March 18, 2019.

/s/ Carollee Brinkman
Carollee Brinkman